UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 5, 2009 (January 30, 2009)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

A)	Execution of Loan Agreement

On January 30, 2009 (the “Effective Date”), Grand Central Limited Partnership (the “Company”), an affiliate of Glimcher Realty Trust (the “Registrant”), executed a Loan Agreement (the “Agreement”) with First Commonwealth Bank (the “Lender”) pursuant to which the Company may borrow up to Forty-Seven Million Dollars ($47,000,000).  Lender immediately funded Twenty-Five Million Dollars ($25,000,000) (the “Initial Loan”).  The Agreement provides that the Company may at any time on or before July 31, 2009 elect to borrow up to an additional Twenty-Two Million Dollars ($22,000,000) (the “Additional Loans” and together with the Initial Loan, the “Loan”) from one or more new banks, financial institutions, or other entities who: (i) are approved by the Company and Lender and (ii) execute loan participation agreements satisfactory to Lender.  The Company may not elect to obtain Additional Loans if a default has occurred and is continuing under the Agreement.  The Loan is evidenced by a promissory note and secured by a first lien mortgage on Grand Central Mall, a regional mall owned by the Company and located in Vienna, WV (the “Mall”), and an assignment of the Mall’s leases and rents.

The maturity date for the Loan is February 1, 2012 (the “Maturity Date”), provided that the Company shall have two (2) separate options to extend the Maturity Date by twelve (12) months (the “Term”).  The Company may exercise its right to extend the Maturity Date if: (i) the Company provides proper notice of its election, (ii) no default has occurred and is continuing under the Agreement, (iii) the Company pays an extension fee equal to twenty-five (25) basis points (0.25%) of the outstanding amount under the Loan at the time of the extension, (iv) has not received a notice from a Mall anchor tenant of its election not to renew its lease, and (v) has not permitted an additional encumbrance to exist upon the Mall, including the underlying real property and any improvements (the “Mall Property”).

The interest rate for the Loan is LIBOR plus 3.50% per annum, but such rate shall not be less than 5.50% per annum during the Term.  The Agreement requires the Company to make periodic payments of principal and interest on the amount outstanding under the Loan.  The Agreement also permits the Company to make voluntarily prepayments of interest and principal in whole or in part prior to the end of the Term.  The Agreement contains default provisions customary for transactions of this nature.

Lender has also previously entered into a loan transaction with Morgantown Mall Associates Limited Partnership (“Morgantown”), another affiliate of the Registrant, in which Lender loaned Forty Million Dollars ($40,000,000) to Morgantown.  This transaction was disclosed by the Registrant in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 10, 2008.

B)	Execution of Guaranty

In connection with the execution of the Agreement, Glimcher Properties Limited Partnership (“GPLP”), an affiliate of the Registrant, executed a Limited Guaranty and Suretyship Agreement for the benefit of Lender and dated as of the Effective Date (the “Guaranty”).  Under the Guaranty, GPLP provides a payment guaranty for the Company’s obligations under the Agreement of up to 50% of the Loan amount. Also under the Guaranty, GPLP provides an additional guaranty separate from the above-described payment guaranty for:  (i) Mall tenant security deposits, Mall rents, condemnation awards, or insurance proceeds received by the Company and not paid to Lender following an event of default as defined in the Agreement, (ii) losses incurred by reason of fraud, misrepresentation, or bad faith by the Company or GPLP, (iii) the Lender’s costs incurred by enforcing or collecting under the Guaranty, (iv) losses, claims or causes of action under the Environmental Indemnity Agreement executed by the Company and GPLP, and (v) losses due to intentional waste of all or a part of the Mall Property.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01.

Item 9.01 Exhibits.

(d)	Exhibits

99.1   Press Release of Glimcher Realty Trust, dated February 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: February 5, 2009	/s/ Kim A. Rieck Kim A. Rieck Senior Vice President, General Counsel & Secretary